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                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

                  Information Holdings Inc. ANNOUNCES MERGER OF
                     Subsidiary WITH AND INTO Liquent, Inc.

     Stamford, CT, December 28, 2001 - Information Holdings Inc. announced today that the anticipated merger of Fluid Acquisition Corp., a wholly owned subsidiary of Information Holdings Inc. (NYSE: IHI), with and into Liquent, Inc. became effective on December 27, 2001. As a result of the merger, Liquent, Inc. (NASDAQ: LQNT) has become a wholly owned subsidiary of Information Holdings Inc.

     Because Fluid Acquisition Corp. previously had acquired more than 90% of the common stock of Liquent, Inc. pursuant to a cash tender offer completed on December 19, 2001, the merger was effected without a meeting of the stockholders of Liquent, Inc. Upon the effectiveness of the merger, each outstanding share of common stock of Liquent, Inc. was converted, subject to appraisal rights, into the right to receive $2.27 in cash, without interest.

     A notice of the merger, as well as a letter of transmittal to be used by the holders of common stock of Liquent, Inc. in exchanging their shares for the merger consideration, will be mailed promptly by EquiServe Trust Company, NA, the depositary for the merger.

     Information Holdings Inc. also announced today that, as a result of the merger, Nasdaq will delist the common stock of Liquent, Inc. and will apply to the Securities and Exchange Commission to deregister the common stock under the federal securities laws.

About Information Holdings Inc.
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     Information Holdings Inc. is a leading provider of information products and services to scientific, technical, medical, intellectual property and IT learning markets. Through its Intellectual Property Group, which includes MicroPatent(R), Master Data Center(TM), Liquent, IDRAC(R) and LPS Group, IHI provides a broad array of databases, information products and complementary services for intellectual property and regulatory professionals. IHI is recognized as a leading provider of intellectual property information over the Internet. IHI's CRC Press(R) business publishes professional and academic books, journals, newsletters and electronic databases covering areas such as life sciences, environmental sciences, engineering, mathematics, physical sciences and business. IHI's Transcender(R) unit is a leading online provider of IT certification test-preparation products. Its products include exam simulations for certifications from major hardware and software providers.

     The statements in this press release, which are not historical facts, are forward-looking statements. These forward-looking statements involve risks and uncertainties that could render them materially different. Forward-looking statements are typically statements that are preceded by, followed by or include the words "believes," "plans," "intends," "will," "expects," "anticipates," or similar expressions. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. These forward-looking statements involve risks and uncertainties that could render them materially different. More information about factors that could potentially affect IHI's financial results is included in IHI's filings with the SEC, including its quarterly report on Form 10-Q for the quarter ended September 30, 2001, and its Annual Report on Form 10-K for the year ended December 31, 2000. The forward-looking information in this release reflects management's judgment only on the date of this press release. IHI undertakes no responsibility to publicly update the forward-looking statements contained in this press release.

For more information, contact:
Vincent A. Chippari



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Information Holdings Inc.
203-961-9208
vchippari@informationholdings.com